UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2021

Owens Corning

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-33100	43-2109021
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Owens Corning Parkway Toledo, Ohio	43659
(Address of Principal Executive Offices)	(Zip Code)

(419) 248-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	OC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 3, 2021, the Compensation Committee (the “Committee”) of the Board of Directors of Owens Corning met and approved the Owens Corning 2021 Corporate Incentive Plan (the “2021 CIP”). The 2021 CIP replaces the Owens Corning Corporate Incentive Plan Terms Applicable to Certain Executive Officers (As Amended and Restated January 1, 2016) (the “Prior Corporate Incentive Plan”).

In general, the 2021 CIP will be administered by the Committee, and permits the Company to provide short-term (including annual) cash incentive award opportunities to certain executive officers of the Company (or other employees of the Company and its subsidiaries), as designated by the Committee for specific performance periods. Award payouts under the 2021 CIP will be earned based on the Committee’s assessment of Company and/or individual performance against metrics and goals established by the Committee, plus adjustments or other assessments as determined by the Committee in its discretion. Award payouts generally require continued employment through the entire performance period until payout, subject to exception in certain cases as described in the 2021 CIP or as determined by the Committee. Award payouts under the 2021 CIP (subject to an annual limit of $5 million per participant) are subject to applicable law and Company clawback policy or requirements as in effect from time to time. The Committee generally will be able to amend the 2021 CIP, subject to participant consent in certain circumstances as described in the 2021 CIP.

A non-exhaustive list of performance metrics that could be used for performance-based awards under the 2021 CIP, as defined, described and/or adjusted by the Committee, includes the following: return on assets; return on net assets; return on equity; return on common equity; return on shareholder equity; return on invested capital; return on capital; total shareholder return; shareholder value added; share price; improvement in and/or attainment of expense levels; improvement in and/or attainment of cost levels; selling, general and administrative expense (“SG&A”); SG&A as a percent of revenue; costs as a percent of revenue; productivity objectives; quality metrics; capacity utilization; unit manufacturing costs; sales; net sales; gross profit margin; operating margin; cash margin; net income margin; earnings per share; earnings from operations; segment earnings from operations; earnings; earnings before taxes; earnings before interest and taxes (“EBIT”); earnings before interest, taxes, depreciation and amortization (“EBITDA”); revenue measures; number of units sold; number of units installed; revenue per employee; market share; market position; working capital measures; inventory; accounts receivable; accounts payable; cash conversion cycle; cash flow; cash generation; net cash generation; proceeds from asset sales; free cash flow; investable cash flow; capital expenditures; capital structure measures; cash balance; debt levels; equity levels; economic value added models; technology milestones; commercialization milestones; customer metrics; customer satisfaction; consumable burn rate; installed base; repeat customer orders; acquisitions; divestitures; employee metrics; employee engagement; employee retention; employee attrition; workforce diversity or safety.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OWENS CORNING

February 5, 2021	By:	/s/ Kenneth S. Parks
Kenneth S. Parks, Senior Vice President and Chief Financial Officer